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                                        Filed pursuant to Rule 424(b)(3) and (c)
                                                   Registration Number 333-75646

                                 May 20, 2002

PROSPECTUS SUPPLEMENT
(to prospectus dated January 16, 2002 and to prospectus supplements dated January 22, 2002, January 28, 2002, January 30, 2002, February 25, 2002,
March 25, 2002, April 15, 2002 and April 29, 2002)

                                  $172,500,000

                                 [PROVINCE LOGO]

                 4 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2008

                                   ----------

         This prospectus supplement supplements our prospectus dated January 16, 2002 and our prospectus supplements dated January 22, 2002, January 28, 2002, January 30, 2002, February 25, 2002, March 25, 2002, April 15, 2002 and
April 29, 2002 relating to the sale by certain of our securityholders or by their transferees, pledgees, donees or other successors of up to $172,500,000 principal amount at maturity of our 4 1/4% Convertible Subordinated Notes due 2008 and the shares of our common stock issuable upon their conversion. You should read this supplement in conjunction with the prospectus and the prospectus supplements. This supplement is qualified by reference to the prospectus and the prospectus supplements, except to the extent the information in this supplement supersedes the information contained in the prospectus and the prospectus supplements.

                             Selling Securityholders

         The following table provides information regarding the principal amount at maturity of notes owned beneficially by certain of our selling securityholders, the percentage of outstanding notes held by such securityholders, and the number of shares of our common stock each securityholder would own beneficially upon conversion of its entire principal amount of notes.

         The table below supplements or amends the table of securityholders contained on pages 44 through 46 of the prospectus and the prospectus supplements. Accordingly, the information contained in the table supersedes the information in the prospectus and the prospectus supplements with respect to the securityholder listed below. This information was furnished to us by the listed securityholder on or before May 20, 2002. Because selling securityholders may at any time trade all or some of the notes listed without providing notice of such transactions to us, the table below may not reflect the exact value of notes held by the selling securityholder on the date hereof.

                                                                                      Percentage of      Number of Shares
                                                        Principal Amount of Notes         Notes          of Common Stock
         Name of Selling Securityholder                     Owned and Offered          Outstanding       That May be Sold
         ------------------------------                 -------------------------     -------------      ----------------
Man Convertible Bond Master Fund, Ltd. .............             $2,272,000               1.32%               54,675
St. Thomas Trading, Ltd. ...........................              6,000,000               3.48               144,388